UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2021

Arena Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-31161	23-2908305
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

136 Heber Avenue, Suite 204, Park City, UT		84060
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 453-7200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ARNA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this report, “Arena Pharmaceuticals,” “Arena,” “Company,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc., and/or one or more of our wholly owned subsidiaries, unless the context otherwise provides. Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Nawal Ouzren to our Board of Directors

Effective February 12, 2021, our board of directors (the “Board”) increased the size of the Board from nine directors to ten directors and appointed Nawal Ouzren to serve as director until her successor is duly elected and qualified, or until her earlier death, resignation or removal. The Board also appointed Ms. Ouzren to its Compensation Committee.

Ms. Ouzren, 42, brings 20 years of leadership and expertise across a range of areas, including clinical development, operations, manufacturing, quality, and commercialization. She currently serves as Chief Executive Officer and Member of the Board at Sensorion SAS (ALSEN.PA), a publicly traded biotechnology company based in Montpellier, FR, positions she has held since April 2017 and May 2017, respectively. Prior to joining Sensorion, she served as Group Vice President, Rare Genetic Diseases at Shire plc, a biopharmaceutical company, from June 2016 to April 2017. Before Shire, Ms. Ouzren held various positions at Baxalta, a biopharmaceutical company, from 2014 to June 2016 when Baxalta was acquired by Shire. During her career, Ms. Ouzren also held roles of increasing responsibility across multiple functions at Baxter BioScience and General Electric. In addition to her Board role at Sensorion, Ms. Ouzren serves on the Board of Inventiva (Euronext Paris and Nasdaq: IVA), a clinical-stage biopharmaceutical company.  Ms. Ouzren holds a Master of Science Degree in Chemical Engineering from the Université de Technologie de Compiègne, France.

There is no arrangement or understanding between Ms. Ouzren and any other person pursuant to which Ms. Ouzren was selected as a director, and there are no actual or proposed transactions between us and Ms. Ouzren or any related person that would require disclosure under Item 404(a) of Regulation S-K.

Ms. Ouzren is entitled to receive compensation and participate in plans of ours applicable to our non-employee directors, as more particularly described in the summary of our Non-Employee Director Compensation program that was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which was filed with the Securities and Exchange Commission on August 5, 2020. In accordance with such program, on the date of her appointment, Ms. Ouzren was awarded 4,166 options to purchase shares of our common stock with exercise prices of $83.95 per share, and 1,488 restricted stock units. The stock options and restricted stock units were granted under the Company’s Amended and Restated 2020 Long Term Incentive Plan, filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which was filed with the Securities and Exchange Commission on November 9, 2020, and the stock options and restricted stock units will be governed by such plan and the forms of grant agreement for non-employee directors. In accordance with the program, Ms. Ouzren will also be entitled to receive a quarterly retainer of $15,625 for her service as a director and Compensation Committee member.

We have also entered into our standard form of indemnification agreement (the “Indemnity Agreement”) with Ms. Ouzren. The Indemnity Agreement provides, among other things, that we will indemnify Ms. Ouzren, under the circumstances and to the extent provided therein, for certain expenses which she may be required to pay in connection with certain claims to which she may be made a party by reason of her service to us as a director, and otherwise to the fullest extent under applicable law.

Item 9.01 Financial Statements and Exhibits. (d)   Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 16, 2021	Arena Pharmaceuticals, Inc.

	By:	/s/ Amit D. Munshi
Amit D. Munshi
President and Chief Executive Officer